SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2014

LYONDELLBASELL INDUSTRIES N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-34726	98-0646235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1221 McKinney St., Suite 300 Houston, Texas USA 77010	4th Floor, One Vine Street London The United Kingdom W1J 0AH	Stationsplein 45 3013 AK Rotterdam The Netherlands

(Addresses of principal executive offices)

(713) 309-7200	+44 (0)20 7016 9527	+31 (0)10 275 5500

(Registrant’s telephone numbers, including area codes)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2014, LyondellBasell Industries N.V. (the “Company”) announced that the Supervisory Board of Directors has appointed Bhavesh V. “Bob” Patel as Chief Executive Officer of the Company, effective January 12, 2015, and that Mr. Patel also will serve as Chairman of the Company’s Management Board as of the effective date. Mr. Patel succeeds James L. Gallogly, who previously announced his plan to retire. A copy of the press release announcing the appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The Company entered into an employment agreement with Mr. Patel on December 18, 2014 (the “Agreement”). The Agreement has an initial term of three years and automatically renews for successive two year periods thereafter. The material terms of the Agreement are summarized below:

Base Salary and Bonus. Mr. Patel will receive an annual base salary of $1,250,000. He will also be eligible for an annual bonus under the Company’s Short-Term Incentive Plan, with a target amount of no less than 150% of base salary. The actual amount of the annual bonus will be determined by the Compensation Committee of the Supervisory Board in accordance with the terms and conditions of the Short-Term Incentive Plan.

Annual Equity Awards. Mr. Patel will be eligible to receive annual equity awards, the value of which will be no less than 550% of his base salary. The terms and conditions of the awards, including the types of awards granted, will be as determined by the Compensation Committee.

One-Time Retention Award (Vesting Over Five Years). On January 12, 2015, Mr. Patel will receive a one-time retention equity award that will vest over five years. The total aggregate value of the award will be $12,000,000. Sixty percent, or $7,200,000, of this equity award will be granted as restricted stock units and forty percent, or $4,800,000, will be in the form of stock options. Each of the restricted stock units and the stock options are time based vesting awards that will vest according to the following schedule: 10% vest on the first anniversary of the date of grant; 15% vest on the second anniversary of the date of grant; and 25% vest on each of the third, fourth and fifth anniversaries of the date of grant.

Severance Terms. If the Company terminates Mr. Patel’s employment without cause or if Mr. Patel terminates his employment for good reason, Mr. Patel will receive (i) a cash severance payment equal to the sum of his base salary and his target annual bonus, (ii) his earned but unpaid bonus for the prior year, (iii) a bonus for the year of termination, determined in accordance with the Short-Term Incentive Plan and pro-rated for days employed and (iv) continued subsidy of health care costs for a period of twelve months. If Mr. Patel’s employment is terminated by the Company without cause or by Mr. Patel for good reason within twelve months of a change of control, he will receive the same payments and benefits as in the preceding sentence, except the cash severance payment in clause (i) will be multiplied by 1.25 and the bonus for the year of termination in clause (iii) will be the amount of his target bonus, pro-rated for days employed. Under the Agreement, if the Company determines to not renew Mr. Patel’s Agreement at the end of any term, the non-renewal will be treated as a termination by the Company without cause.

In the case of a termination of Mr. Patel’s employment for any reason, all equity awards will be treated in accordance with the terms and conditions of the Company’s Long Term Incentive Plan in effect from time to time.

Restrictive Covenants. For a period of one year following his termination of employment, Mr. Patel will be subject to certain restrictive covenants, including non-disclosure, non-interference and non-competition.

Other Benefits. Mr. Patel will be eligible to participate in the benefit programs generally available to senior executives of the Company. He will also receive certain benefits relating to his current expatriate status, including continued housing and educational assistance costs for his family through June 2015, tax assistance on those payments, Company paid housing in the first quarter of 2015 and continued tax preparation costs relating to his expatriate assignment. The Company will reimburse Mr. Patel for reasonable legal fees incurred in connection with entering into the Agreement.

All payments and benefits owed to Mr. Patel under the Agreement will be subject to the Company’s “clawback” policies as in effect from time to time.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

10.1	Employment Agreement dated December 18, 2014 by and between Bhavesh V. “Bob” Patel, LyondellBasell Industries N.V. and Lyondell Chemical Company.

99.1	Press Release dated December 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LYONDELLBASELL INDUSTRIES N.V.

Date: December 19, 2014	By:	/s/ Craig B. Glidden
Craig B. Glidden, Executive Vice President

Exhibit Index

10.1	Employment Agreement dated December 18, 2014 by and between Bhavesh V. “Bob” Patel, LyondellBasell Industries N.V. and Lyondell Chemical Company.

99.1	Press Release dated December 18, 2015.